Consent of Independent Registered Public Accounting Firm

Greenlight Capital Re, Ltd.
Grand Cayman, Cayman Islands

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257613) and Form S-8 (No. 333-249849) of Greenlight Capital Re, Ltd. of our report dated March 8, 2022, relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ BDO USA, LLP
Grand Rapids, Michigan, USA
March 8, 2023